INTERMEC, INC.
SENIOR OFFICER SEVERANCE PLAN

Amended and Restated Effective February 16, 2010
(formerly, the Corporate Executive Severance Plan)

1.  Introduction.  This Severance Plan is amended and restated effective as of February 16, 2010.  Capitalized terms have the meanings set forth in Section 9.  This Severance Plan replaces and supersedes all prior versions of the Corporate Executive Severance Plan but does not affect the Intermec, Inc. Change of Control Severance Plan, effective as of January 7, 2009, and as may be amended from time to time.

2.  Obligations of the Company on Termination.

(a) Involuntary Termination of Employment.  If the Company terminates the Senior Officer's employment other than in connection with a Change of Control, and other than for Cause, death or Disability, the Company will:

(i)	Pay to the Senior Officer the sum of:

(x) the Senior Officer’s Annual Base Salary through the Date of Termination, to the extent not theretofore paid;

(y) the Annual Bonus Amount; and

(z) the product of (1) one [two, in the case of the Chief Executive Officer] and (2) the Senior Officer’s Annual Base Salary.

(ii)
Pay to, or on behalf of, the Senior Officer, as incurred, the reasonable costs of outplacement services in accordance with the Company’s practices; provided that such costs are not incurred beyond the last day of the second calendar year following the calendar year in which falls the Senior Officer's Date of Termination and that the Company's payment is made before the end of the third calendar year following the calendar year in which occurs the Senior Officer's Date of Termination;

(iii)
Pay to the Senior Officer the product of (1) twelve and (2) the amount of the COBRA premium that would be applicable to the level of health coverage maintained by the Senior Officer at the time of termination; and

(iv)
Satisfy any obligations it may have to the Senior Officer under the terms and conditions of the Plans, including, without limitation, the rights of the Senior Officer to continuation of health plan coverage under IRC Section 4980B (COBRA).

Any payments under this Severance Plan are in lieu of any bonuses otherwise payable under the Senior Officer Incentive Program for the Company’s fiscal year which includes the Date of Termination.

(b)  Termination Due to Death.  If the Senior Officer's employment is terminated by reason of the Senior Officer's death, the Company will have no obligation to the Senior Officer's legal representatives, estate or beneficiaries, other than (i) payment of his or her Annual Base Salary through the Date of Termination, to the extent not theretofore paid, and (ii) satisfaction of any obligations the Company may have to the Senior Officer’s legal representatives, estate or beneficiaries under the terms and conditions of the Plans.

(c)  Termination Due to Disability.  If the Senior Officer's employment is terminated by reason of the Senior Officer's Disability, the Company will have no obligation to the Senior Officer or his or her legal representatives, other than (i) payment of his or her Annual Base Salary through the Date of Termination, to the extent not theretofore paid, and (ii) satisfaction of any obligations the Company may have to the Senior Officer or the Senior Officer’s legal representatives under the terms and conditions of the Plans.

(d)  Termination for Cause.  If the Senior Officer's employment will be terminated for Cause, the Company will have no obligation to the Senior Officer, other than (i) payment of his or her Annual Base Salary through the Date of Termination, and (ii) satisfaction of any obligations the Company may have to the Senior Officer under the terms and conditions of the Plans.

(e)  Termination in Connection With a Change of Control.  If the Senior Officer's employment is terminated in connection with a Change of Control, the Company will have no obligation to the Senior Officer under this Severance Plan.  Any obligations of the Company to the Senior Officer that are due to a termination in connection with a Change of Control shall be determined under the Intermec, Inc. Change of Control Severance Plan.

3.  Timing of Payments Due to Senior Officer; Taxes.

(a)  Payments to be made by the Company to the Senior Officer or his or her legal representative, estate or beneficiaries pursuant to Sections 2(a)(i)-(iii) will be made in accordance with Section 5 (Release Required).  All other payments to be made by the Company (if any) to the Senior Officer or his or her legal representative, estate or beneficiaries will be made at the time and in the manner specified in the applicable Plan.

(b)  All federal, state, local and foreign taxes are the sole responsibility of the Senior Officer and his or her legal representative, estate or beneficiaries.

(c)  The Company may withhold from any amounts payable under this Severance Plan such federal, state, local or foreign taxes as are required to be withheld pursuant to applicable laws and regulations.

4.  No Duplication of Benefits, Offsets or Mitigation.

(a)  The Company shall have the right to offset the benefits of any other severance plans or agreements that require the Company to make payments to the Senior Officer as a result of the Company’s termination of the Senior Officer’s employment against the benefits of this Severance Plan, and vice versa, to the extent the Company determines necessary to avoid any duplication of benefits and consistent with the Company's intentions stated in Section 7(b).

(b)  Except as provided in Sections 4(a) and 6, the Company's obligation to make the payments or perform the obligations specified in this Severance Plan will not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Senior Officer or others.

(c)  In no event will the Senior Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Senior Officer under any of the provisions of any Plan, and such amounts will not be reduced whether or not the Senior Officer obtains other employment.

5.  Release Required; Payment Timing and Form.

No portion of the payments and benefits provided under this Severance Plan shall be paid or provided unless, on or prior to the 60th day following the Senior Officer's Date of Termination, the Senior Officer executes a general waiver and release of claims agreement in the form presented by the Company to the Senior Officer and such release shall not have been revoked by the Senior Officer (and the applicable revocation period shall have expired) prior to such 60th day.

Upon satisfaction of the foregoing conditions, all payments and benefits under this Severance Plan shall be made in accordance with this paragraph.  Except for those described in Sections 2(a)(i)(y) and 2(a)(ii), payments and benefits shall be made in a lump sum on the 61st day following the Senior Officer's Date of Termination.  The payments and benefits described in Section 2(a)(i)(y) shall be made after the applicable fiscal year and otherwise in accordance with the terms of the Senior Officer Incentive Program but without regard to any active employment requirement in connection with payments thereunder.  Payments under Section 2(a)(ii) shall be made in accordance with the limitations enumerated therein and with the Company's practices.

6.  Restrictive Covenants.

(a) As of the first date on which the Senior Officer violates any of the covenants contained in the Invention Agreement, the Conflicts of Interest Agreement, the Non-Disclosure Agreement and the Non-Compete Agreement of the Company executed by the Senior Officer in connection with the Senior Officer's employment (“Restrictive Covenants”), any remaining unpaid portion of the payments and benefits provided under Section 2 shall thereupon be forfeited.

(b) In the event the terms of any Restrictive Covenant shall be determined by any court of competent jurisdiction to be unenforceable by reason of such Restrictive Covenant's extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, such Restrictive Covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c) The Senior Officer recognizes and acknowledges that a breach of the Restrictive Covenants will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.

(d) Accordingly, the Senior Officer agrees that in the event of a breach of any of the Restrictive Covenants, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(e) In addition, in the event that the Senior Officer violates any of the Restrictive Covenants, the Senior Officer shall be required to pay to the Company in a single lump sum an amount equal to the aggregate total of the amounts the Senior Officer has received pursuant to Section 2 (except for base salary through the Date of Termination and payment of any obligations of the Company under the Plans) within 30 days following the date of such violation.

7.  Amendment or Termination of Severance Plan; Interpretation.Restrictive Covenants.

(a)  The Company may amend or terminate this Severance Plan at any time prior to the Date of Termination.  In no event will the Senior Officer have any vested rights under this Severance Plan.

(b)  The Company intends that this Severance Plan and the compensation provided hereunder shall be exempt from the requirements of IRC Section 409A to the maximum extent possible.  To the extent IRC Section 409A is applicable to this Severance Plan, the Company intends that this Severance Plan shall comply with the deferral, payout and other limitations and restrictions imposed under IRC Section 409A.  Notwithstanding any other provision of this Severance Plan to the contrary, this Severance Plan will be interpreted, operated and administered in a manner consistent with such intentions.

 8.  Successors.

This Severance Plan will inure to the benefit of and be binding upon the Company, its successors and assigns and upon the Senior Officer and his or her legal representatives, estate and beneficiaries.

 9.  Definitions.

9.1     “Annual Base Salary” means the Senior Officer’s annual base salary as of the Date of Termination.

9.2    “Annual Bonus Amount” means the bonus that would have been awarded to the Senior Officer under the terms and applicable requirements of the Senior Officer Incentive Program for the year of termination, except for the requirement of active employment at the time paid, taking into account the Senior Officer’s target bonus percentage, actual base salary paid during the year of termination, and the attainment of the performance goals for the fiscal year as determined by the Compensation Committee of the Board of Directors.  For the avoidance of doubt, actual base salary shall not include any additional payments made under this Plan.

9.3    “Cause” means (i) the failure of the Senior Officer to perform substantially the Senior Officer's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) or (ii) the willful engaging by the Senior Officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

9.4    “Change of Control" means Change of Control as defined in the Intermec, Inc. Change of Control Severance Plan, effective January 7, 2009.

9.5    “Company” means Intermec, Inc. and/or Intermec Technologies Corporation.

9.6    “Date of Termination” means (i) if the Senior Officer's employment is terminated by the Company for Cause, the date of receipt of a notice of termination or any later date specified therein, (ii) if the Senior Officer's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Senior Officer of such termination, or any later date specified therein, and (iii) if the Senior Officer's employment is terminated by reason of death or Disability, the date of death of the Senior Officer or the Disability effective date, as the case may be.

9.7    “Disability” means the inability of the Senior Officer to perform the Senior Officer's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Senior Officer or the Senior Officer's legal representative.

9.8    “Fringe Benefit Plan” means any plan, practice, program or policy maintained by the Company with respect to fringe benefits.

9.9    “Incentive Compensation Plan” means incentive plans, practices, policies and programs (including stock option or similar incentive plans) maintained by the Company, including, without limitation, the Senior Officer Incentive Program.

9.10    “IRC” means the Internal Revenue Code of 1986, as amended.

9.11    “Officer” means and includes any Vice President and above of Intermec, Inc. or any of its subsidiaries.

9.12    “Plan” means the Fringe Benefit Plan, the Incentive Compensation Plan, the Retirement Plan, the Savings Plan, and/or the Welfare Benefit Plan.

9.13    “Restrictive Covenants” has the meaning given it in Section 6(a).

        9.14    “Retirement Plan” means any qualified or nonqualified defined benefit retirement plan maintained by the Company, including, but not limited to, the Intermec, Inc. Pension Plan, the Intermec, Inc. Supplemental Executive Retirement Plan and the Intermec, Inc. Restoration Plan.

9.15    “Savings Plan” means any qualified or nonqualified savings plan, practice, program or policy maintained by the Company, including, but not limited to, the Intermec, Inc. Financial Security and Savings Program, the Intermec 401(k) Retirement Plan, and the Intermec Deferred Compensation Plan.

9.16    “Senior Officer” means and includes (i) the Chief Executive Officer (“CEO”) of Intermec, Inc., (ii) any Officer who reports directly to the CEO (other than solely on an interim basis), and (iii) any other Officer or employee who Intermec, Inc. treats as a Section 16 reporting person under the Securities Exchange Act of 1934, as amended.

9.17    "Senior Officer Incentive Program” means the Intermec, Inc. Senior Officer Incentive Program (effective for the Company’s 2010 fiscal year and thereafter) and any predecessor or successor plan that provides for the grant of annual cash bonuses or other short-term cash incentive awards.

9.18    “Welfare Benefit Plan” means any welfare benefit plan, practice, program or policy provided by the Company to its employees, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans.